AT THE COMPANY

Kenneth T. Neilson, Chairman,             Chris Witkowski, Senior Vice
President & CEO                           President, Assistant to the President
(201) 236-2631                            (201) 236-6144

FOR IMMEDIATE RELEASE

          HUDSON UNITED BANCORP COMPLETES THE LITTLE FALLS BANK MERGER

Mahwah, N.J -- May 20, 1999--Hudson United Bancorp (NYSE; HU) today closed its acquisition of Little Falls Bancorp, and completed its merger of Little Falls Bank into its subsidiary, Hudson United Bank. Little Falls Bank is a $341 million asset institution with six offices in Hunterdon and Passaic counties. Hudson United Bancorp is a $7 billion bank holding company operating in New Jersey, New York, and Connecticut.

For Hudson United Bancorp this acquisition represents its twenty-seventh acquisition in the past eight years and enhances Hudson United Bank's strong presence in the state of New Jersey. With a branch network of over 160 banking locations throughout New Jersey, Connecticut, and New York, Hudson United Bank maintains a commitment to community banking, providing the breadth of products and services of larger banking entities while setting a high standard for delivering a superior customer experience.

Hudson United Bancorp's banking subsidiary offers a full array of innovative products and services to retail and commercial customers that include imaged checking accounts, 24 hour telephone banking, loans by phone, alternative investments, insurance products, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans S.B.A. loans and much more.


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